Cardlytics Appoints Company Alumnus David Evans as Chief Financial Officer

ATLANTA, December 18, 2025 – Cardlytics Inc. (NASDAQ: CDLX) today announced the appointment of David Evans as its new Chief Financial Officer, effective January 12, 2026. Evans is returning to Cardlytics, having previously held several executive roles including Chief Financial Officer and Chief Administrative Officer. As the returning Chief Financial Officer, Evans will oversee Cardlytics’ finance, accounting and investor relations functions as the company continues to execute against its longer-term growth vision.

Evans rejoins Cardlytics after his initial tenure from 2014 to 2020, during which he helped guide the company through its earlier years of growth and a successful IPO in 2018. Evans is a seasoned executive with a wealth of experience leading companies through transformational milestones and brings a rare combination of strategic growth expertise, operational knowledge, and a genuine passion for nurturing talent. Most recently, he has been serving as an Advisor and Board member of several companies in the software and technology sectors, including his current role as Board Chair at Neighborly Software, based in Atlanta.

“We are thrilled to welcome David Evans back to Cardlytics as our new Chief Financial Officer at a critical stage of our turnaround, ” said Amit Gupta, Chief Executive Officer of Cardlytics. “His deep understanding of our business and industry, proven leadership, and strong track record during his previous tenure make him uniquely equipped to help guide Cardlytics through this next phase and support long-term value creation for our shareholders.”

“I have a tremendous affinity for Cardlytics, its mission, and its employees. At this point in my career, returning to this organization is especially meaningful,” said David Evans, incoming Chief Financial Officer. “I’ve had the opportunity to tackle new challenges through different market environments, and I’m eager to bring those experiences back to a company I know well. With a strong foundation already in place, I’m looking forward to building on the momentum with financial rigor and disciplined execution.”

Evans’ appointment follows Cardlytics’ recent announcement that Alexis DeSieno will be stepping down from her role as Chief Financial Officer. DeSieno will continue to serve in a non-officer advisory capacity until March 6, 2026, to help ensure business continuity and a seamless transition.

“I want to reiterate my sincere thanks to Alexis for her contributions to our business during her time at Cardlytics,” Gupta continued. “As a member of the leadership team, she has helped to implement strong financial discipline and improve our cost structure and liquidity.”

About Cardlytics
Cardlytics (NASDAQ: CDLX) is a commerce media platform, powered by our publishers’ first-party purchase data, that makes commerce smarter and more rewarding for everyone. We offer a range of solutions to help advertisers and publishers grow and strengthen customer loyalty. With visibility into approximately half of all card-based transactions in the U.S. and a quarter in the U.K., Cardlytics enables advertisers to engage consumers at scale and drive incremental sales through our industry-leading card-linked offer network. Publisher partners can enhance their platforms with relevant and personalized offers that improve the shopping experience for their customers. Cardlytics also offers identity resolution capabilities through Bridg, which helps convert anonymous shoppers into known and reachable customers. Learn more at www.cardlytics.com or follow us on LinkedIn.

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